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Exhibit 10.9

                               SEVERANCE AGREEMENT


THIS AGREEMENT between Dairy Mart Convenience Stores, Inc., a Delaware corporation (hereinafter referred to as the "COMPANY"), and Gregory G. Landry (hereinafter referred to as the "EXECUTIVE"), dated as of this 15th day of March, 2001:

WHEREAS, the Executive is the Executive Vice President and Chief Financial Officer of the Company and a director of the Company;

WHEREAS, the Company and DM Acquisition Corp. (the "BUYER") have entered into an Agreement and Plan of Merger, dated the date hereof, pursuant to which the Buyer will be merged with and into the Company (the "MERGER");

WHEREAS, it is contemplated that upon consummation of the Merger, the Executive will cease to serve on the Company's board of directors;

WHEREAS, the Company has determined to effect certain changes in management of the Company, which changes contemplate, INTER ALIA, the termination of the Executive's employment with the Company;

WHEREAS, the Executive will have the right to terminate his employment for Good Reason (as defined in the Employment Agreement) after the closing under the Merger Agreement because the Executive will cease to serve on the Company's board of directors following the closing under the Merger Agreement;

WHEREAS, the Company and the Executive desire to confirm the Executive's severance benefits to which he is entitled under the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein and of the Executive's past employment with and contributions to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Capitalized terms used and not otherwise defined upon first usage herein are defined in EXHIBIT A attached to this Agreement.

1.       SEVERANCE BENEFITS.

         1.1. BASIC BENEFITS. At the effective time of the Merger, the Executive shall have Good Reason to terminate his employment with the Company and has voluntarily determined to terminate his employment. The date such termination occurs shall be the "Effective Date" and the Executive shall be entitled to the following benefits as provided in the Employment Agreement:

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                  (a)      SEVERANCE PAY. No later than the fifth business day
                           following the Effective Date, the Company shall pay to the Executive an aggregate amount equal to:

                                    (i) his accrued and unpaid Base Salary
                           through the Effective Date, PLUS

                                    (ii) $136,500 (representing his bonus
                           amount) MULTIPLIED BY a fraction, the numerator of which is the number of days elapsed from February 4, 2001 through the Effective Date and the denominator of which is 365, PLUS

                                    (iii) $1,234,500.

                  (b) GROSS-UP PAYMENT. In addition to the amount set forth in Section 1.1(a) hereof, the Company shall pay to the Executive no later than the fifth business day following the Effective Date the amount of the Gross-Up Payments referred to in Section 12(b)(iii) of the Employment Agreement, subject to the provisions of Section 12(b)(v) of the Employment Agreement.

                  (c) AUTOMOBILE. No later than the fifth business day following the Effective Date, the Company shall transfer unrestricted ownership and legal title, free and clear of any liens or other encumbrances, to the automobile made available by the Company for the Executive's use and the Company shall pay or reimburse all sales or other similar taxes due as a result of such transfer.

                  (d) BENEFITS. Until the earlier of (i) the third anniversary of the Effective Date; or (ii) the date on which the Executive and his dependents shall have become eligible for substantially equivalent coverage provided by a subsequent employer, the Company shall maintain in full force and effect for the benefit of the Executive and his family continued coverage under all health, medical, dental and hospitalization plans (but not any other employee benefits plans, stock programs, qualified plans or other forms of retirement or deferred compensation) maintained by the Company or its successor during such period on the same terms and conditions, including, without limitation, any premium payment obligations applicable to executive officers of the Company. Such period shall be inclusive of any applicable COBRA period. The Executive, however shall not be entitled to participate in any programs under or related to an Internal Revenue Code of 1986, Section 125 program.

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                  (e)      LIFE INSURANCE POLICIES. As of the Effective Date,
                           the Company shall assign to the Executive all right, title and interest in and to the two life insurance policies covering the Employee's life that are held by the Company, each of which is in the face amount of $250,000 (including the cash surrender value relating thereto).

                  (f) OFFICE EQUIPMENT. As of the Effective Date, subject to compliance with Section 13(b) of the Employment Agreement, the Company shall assign to the Executive all right, title and interest in and to the personal computer of the Company currently used by the Executive in his home.

                  (g) EXPENSE REIMBURSEMENT. The Company shall reimburse the Executive for all business expenses incurred by the Executive through the Effective Date in connection with his employment by the Company promptly upon submission by the Executive to the Company of appropriate vouchers or expense statements, pursuant to, and subject to the Company's normal business practices in this regard.

                  (h) SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN ("SERP"). No later than the fifth business day following the Effective Date, the Company shall pay to the Executive an amount equal to his benefits under the Supplemental Executive Retirement Plan calculated on the basis that his Target Retirement Benefit (as defined in the SERP) will be multiplied by a fraction (not greater than one) equal to the number of his credited Years of Benefit Service (as defined in the SERP) as of the Effective Date divided by the total number credited Years of Benefit Service that he would have on the first day of the month next following his 65th birthday.

1.2. OPTIONS AND OTHER STOCK AWARDS. The Company and the Executive acknowledge that (a) all options and other rights to purchase stock (including stock grants) granted under the Company's various stock plans to the Executive as of the Effective Date shall immediately vest and become exercisable in full and the Executive shall be entitled to the rights provided under Section 2.01(e) of the Merger Agreement with respect to the options to acquire 277,500 shares of the Company's common stock held by the Executive (including all such options which have become vested pursuant to this clause (a)) and (b) the Executive shall be entitled to the rights provided under Section 2.01(c) of the Merger Agreement with respect to the 34,875 shares of the Company's common stock owned by the Executive and the 78,750 shares of the Company's common stock which were granted to the Executive on July 14, 1997. Without limiting the foregoing, if the Merger does not occur by July 14, 2001, then in lieu of the Executive receiving such 78,750 shares of the Company's common stock which were granted to the

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         Executive on July 14, 1997, he will receive on the Effective Date a cash bonus equal to $354,375.

2. WITHHOLDING. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation.

3.       MUTUAL RELEASE

         3.1 EXECUTIVE RELEASE. The Executive understands and agrees that as of the Effective Date he releases and discharges the Company, its affiliates, and each of Company's affiliates, shareholders, officers, directors, employees, and agents (collectively, the "Company Released Parties"), of and from any and all claims, demands, actions or liability whatsoever, based on events or circumstances existing as of the Effective Date, whether known or unknown, arising out of or in connection with his employment by, or membership on the Board of Directors of, the Company or the termination of such employment, including, but not limited to, any and all claims arising under any federal, state or local laws prohibiting age, race, sex, disability and other forms of discrimination, including, but not limited to, age discrimination claims under the Age Discrimination in Employment Act, claims under Title VII of the 1964 Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, or arising under any other federal, state or local statute relating to employment.

                  The Executive understands that he may be replaced by a younger individual and expressly agrees that among the claims being released herein are any and all claims that might arise out of any such action by the Company or the Company's Released Parties. The Executive voluntarily waives any right to seek reemployment by the Company.

                  The Executive also agrees that neither he nor anyone acting on his behalf will file, claim, sue or cause or permit to be filed or claimed, any action for damages or other relief against the Company or the Company Released Parties involving any matter occurring prior to the date of this Agreement, or involving the effects of actions or practices which arose prior to the date of this Agreement solely arising out of Executive's Employment. The Executive further agrees that he will neither seek nor accept any further benefit or consideration from any source whatsoever in respect to any claims solely arising out of Executive's Employment which he has asserted or could have asserted against the Company or the Company Released Parties.

                  Further, Executive agrees that this Agreement meets the requirements of the Age Discrimination in Employment Act of 1967 ("ADEA"), as

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                  amended by the Older Workers' Benefit Protection Act of 1990
                  ("OWBPA"), including the provisions of 29 U.S.C. ss. 626(f)(1) regarding specific requirements for the waiver of rights and claims thereunder in any way arising prior to the execution of this Agreement. Those requirements include that Executive understands and acknowledges that by executing this Agreement:

                           a. Executive is knowingly and voluntarily waiving any
                  and all rights and claims he may have under the ADEA and OWBPA;

                           b. Executive is receiving hereunder consideration in
                  addition to anything of value to which he is already entitled;

                           c. Executive has been advised to consult with an
                  attorney prior to executing this Agreement;

                           d. Executive has carefully read this Agreement, knows
                  and understand its contents and its significance, and intends to be bound by its terms;

                           e. Executive has been given a period of 21 days from
                  the receipt of this Agreement to consider its contents and ramifications and his decision to sign it (although it may be executed and returned prior to that if desired).

                           f. Executive will be given seven days following
                  execution of this Agreement to revoke it by notifying the Company in writing as provided in Section 7, since it will not become effective or enforceable and no payments will be made under this Agreement until that seven day revocation period has expired.

                  The Executive agrees that the contents of these paragraphs not only release the Company and the Company Released Parties from any and all claims as stated herein which he could or may make on his own behalf, but also those claims solely with respect to Executive's employment which could or may be made by any other person or entity (including Executive's spouse and family members).

                  It is further understood and agreed that this entire Agreement is not to be construed as an admission of liability by the Company or the Company Released Parties. Further, the payment of monies under this Agreement does not constitute an admission by or on behalf of the Company or the Company Released Parties that you are entitled to any payment pursuant to any policy or practice.

                  Nothing in this Agreement shall be construed as a release, waiver or other relinquishment by you of (i) any claims, demands, actions or liabilities based upon Executive's rights pursuant to this Agreement, (ii) any indemnity to which the Executive may be entitled pursuant to the terms and conditions of the Company's Certificate of Incorporation, By-laws or any directors' and officers' liability insurance policy in effect as of the

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                  Effective Date (including, without limitation, any right the
                  Executive may have to retain separate counsel and reimbursement by the Company in connection therewith) and
                  (iii) any right to collect any vested benefits to which he may be entitled under the Company's 401(k) retirement plan.


         3.2 COMPANY RELEASE. The Company understands and agrees that as of the Effective Date it releases and discharges the Executive of and from any and all claims, demands, actions or liability whatsoever, based on events or circumstances as of the Effective Date, whether known or unknown, arising out of or in connection with the Executive's employment by the Company, or the termination of such employment, except for any claims, demands, actions or liability based upon the Company's rights pursuant to this Agreement. Notwithstanding the foregoing, the obligations and provisions under Section 13 of the Employment Agreement shall survive in accordance with their terms.

4.       RESIGNATIONS.

         4.1 The Executive shall resign from the offices of Executive Vice President and Chief Financial Officer of the Company on the first business day following the consummation of the Merger. The Executive shall resign as a member of the Board of Directors of the Company immediately prior to the consummation of the Merger pursuant to the terms of the Merger Agreement.

         4.2 Prior to the consummation of the Merger, the Executive shall, at the instruction of Robert B. Stein, Jr., withdraw as a general partner of New DM Management Associates I or assign his general partnership interests to either Robert B. Stein, Jr. or New DM Management Associates I, in each case, without receiving any additional consideration therefor, PROVIDED THAT to the extent such withdrawal or assignment results in any taxable income to the Executive that is not (a) able to be offset against prior loss carry-forwards generated by New DM Management Associates I or (b) as a result of the Executive having been allocated prior losses from New DM Management Associates I, the Company shall pay to the Executive a cash bonus in an amount sufficient to satisfy the Executive's tax liability with respect to such income. Contemporaneously with and as a condition of such withdrawal or assignment, the Executive's options that are subject to a pledge under Partnership Agreement of DM Associates Limited Partnership, by and among New DM Management Associates I, HNB Investment Corp. and the Company, as amended, shall be released from that pledge.

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5.       REPRESENTATIONS AND WARRANTIES.

         5.1 The Company has all requisite power and full legal right to enter into this Agreement and to perform its agreements and obligations hereunder. This Agreement and the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         5.2 The execution, delivery, and performance by the Company of this Agreement in accordance with its terms, and the consummation by the Company of the transactions contemplated hereby, will not result in any conflict, violation, breach, or default, under or in respect of (x) the charter documents or by-laws of the Company, (y) any judgment, decree, order, statute, rule, or regulation binding on or applicable to the Company or (z) any agreement or instrument to which the Company is a party (including, without limitation, the Merger Agreement).

6. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by single-arbitrator arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

7. LEGAL FEES AND EXPENSES. The Company shall pay all legal fees and expenses, including but not limited to, counsel fees, stenographer fees, printing costs, etc., reasonably incurred by the Executive in connection with the negotiation, execution and delivery of this Agreement or in seeking in good faith to obtain any right or benefit to which the Executive is entitled under this Agreement. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at the Company's agent bank until paid in full.

8. NOTICES. Any notices required to be given under this Agreement shall be in writing and shall be deemed given five (5) days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy, or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

         TO THE COMPANY:   Dairy Mart Convenience Stores, Inc.
                           One Dairy Mart Way
                           300 Executive Parkway West
                           Hudson, Ohio  44236
                           Attn: Robert B. Stein, Jr.

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         WITH COPIES TO:   Milbank, Tweed, Hadley & McCloy LLP
                           1 Chase Manhattan Plaza
                           New York, New York 10005-1413
                           Attn:  Roland Hlawaty

                           Baker & Hostetler LLP
                           3200 National City Center
                           1900 E. 9th Street
                           Cleveland, Ohio 44114-3485
                           Attention:  Albert T. Adams

         TO THE EXECUTIVE: Gregory G. Landry
                           1803 Forest Oaks Drive
                           Hudson, Ohio  44236

         WITH A COPY TO:   Victor J. Paci, Esq.
                           Bingham Dana LLP
                           150 Federal Street
                           Boston, MA 02110

9.       GENERAL PROVISIONS.

         9.1. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by the Executive's personal or legal representatives or successors if the Executive dies while any amounts would still be payable to him hereunder, benefits would still be provided to his family hereunder, or rights would still be exercisable by him hereunder as if he had continued to live. Such amounts shall be paid to the Executive's estate, such benefits shall be provided to the Executive's family, and such rights shall remain exercisable by the Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by the Executive.

         9.2. SUCCESSORS. This Agreement shall inure to and be binding upon the Company and the Company's successors and assigns. The Company shall require any successor to all or substantially of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), consolidation, lease or otherwise, by agreement in form and substance satisfactory to the Executive, to assume this Agreement expressly. This Agreement shall not otherwise be assignable by the Company. In the event that it is impracticable for a successor of the Company to perform the Company's obligations under paragraph 1.1(d), of this Agreement, the Company shall pay to the Executive, in a lump sum payment without discounting to present value, an amount equal to the aggregate of all remaining payments due under such paragraph 1.1(d).

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         9.3.     AMENDMENT OR MODIFICATION; WAIVER. This Agreement may not be
                  amended or modified unless agreed to in writing by the Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

         9.4. SEVERABILITY. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any jurisdiction in which valid and enforceable, and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

         9.5. RIGHTS GRANTED. This Agreement shall not give the Executive any right to compensation or benefits from the Company or any Subsidiary, except for the rights specifically stated herein, including those certain severance and other benefits that become due as of the Effective Date.

         9.6. GOVERNING LAW. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without regard to conflict of law principles.

10. EXCLUSIVE AGREEMENT. It is agreed and understood that this Agreement represents the entire agreement between the Company and the Executive concerning the subject matter hereof and, as of the Effective Date, this Agreement shall supersede all prior agreements and understandings concerning the Executive and the Executive's rights upon the termination of his employment, including, without limitation, the Employment Agreement (except with respect to Section 13 thereof). Until the Effective Date, the Employment Agreement shall remain in full force and effect except as modified hereby and, after the Effective Date, to the extent there is any express conflict between the Employment Agreement and this Agreement, the provisions of this Agreement shall control.

11. EFFECTIVENESS OF AGREEMENT. This Agreement will only become effective upon the consummation of the Merger and will terminate upon the termination of the Merger Agreement, except for the provisions of
         Section 7 hereof which shall be effective as of the date hereof and which shall survive termination of the Merger Agreement.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.


Dairy Mart Convenience Stores, Inc.         Executive
By its Authorized Representative

By:      /s/ Robert B. Stein, Jr.           /s/ Gregory G. Landry
   ------------------------------           ---------------------
Name:  Robert B. Stein, Jr.                 Gregory G. Landry
Title: Chairman, President and C.E.O.




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                                    EXHIBIT A

                                   DEFINITIONS

The following terms as used in this Severance Agreement have the following meanings:

(a) "BASE SALARY" means the Executive's base salary, exclusive of any bonus or other benefits he may receive, at the annual rate in effect on the Effective Date, which annual rate is $275,000.

(b)      "COMPANY" means Dairy Mart Convenience Stores, Inc. or any successor.

(c) "EMPLOYMENT AGREEMENT" means the Employment Agreement effective as of January 1, 2000 between the Company and the Executive.

(d) "SUBSIDIARY" means any corporation in which the Company owns, directly or indirectly, 50 percent (50%) or more of the total combined voting power of all classes of stock.